Exhibit 10.2

RESCISSION AGREEMENT

This RESCISSION AGREEMENT (this “Agreement”) is made as of March 30, 2018, by and between Health & Beauty Group, Inc., a California corporation (“Health & Beauty”), and America Great Health (the “Company”) (herein as the “Parties”), and is made with reference to the following undisputed facts:

A.        The Company and Health & Beauty entered into that certain Agreement dated January 04, 2018 (the “Stock Purchase Agreement”) pursuant to which  the Company agreed to purchase 51% of common shares of the Seller, for an aggregate purchase price of $765,000, which consisting of  63,750,000 outstanding shares of the Company’s common stock at $0.012 per share.

B.         The transactions contemplated by the Stock Purchase Agreement closed on March 15, 2018 (the “Closing Date”).

C.         The Parties now desire to rescind all transactions and actions contemplated by the Stock Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, or other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Rescission. Effective as of the original date of this agreement,  March 30,, 2018, and anything in the Stock Purchase Agreement to the contrary notwithstanding, all transactions, actions, covenants set forth in the Agreement are hereby rescinded and all Parties hereby agree to co-operate with reverting the Parties back to before the Closing Date.
2.          Release. Except for the rights and obligations of the Parties arising from this Agreement, each of the Parties hereby, for himself/itself, his/its employees, agents, partners, members, representatives, controlled entities and affiliates, successors and assigns, discharges and releases all other Parties and its past and present employees, agents, executors, administrators, trustees, heirs, attorneys, partners, insurers, representatives, assigns, predecessors, successors and related entities (the “Released Parties”), from any and all claims, damages, actions, judgments, obligations, attorneys’ fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which they had or have arising out of any circumstance, thing, or event alleged, or arising out of the Stock Purchase Agreement and any and all other matters of any nature whatsoever in connection with the Stock Purchase Agreement.
3.          Waiver of Unknown Claims. It is understood and agreed that the releases set forth hereinabove extend to all claims of every kind, nature and description whatsoever, known or unknown, suspected or unsuspected and any and all rights under the provisions of Section 1542 of the Civil Code of California or under any comparable statute of any other jurisdiction. Each of the Parties expressly acknowledges that he/it is familiar with and expressly waives and relinquishes every right or benefit he/it has or may have under the provisions of Section 1542 of the Civil Code of California which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4.          Entire Agreement. This Agreement constitutes the entire contract between the parties and it supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties relating to the subject matter hereof. There are no other understandings, statements, promises or inducements among the parties, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto regarding the subject matter hereof.
5.          Invalidity of Provisions. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.
6.          Attorneys’ Fees and Costs. In the event that any action or proceeding is brought to enforce this Agreement, then the non-prevailing party shall be liable to the prevailing party for all expenses and costs incurred by the prevailing party in protecting or enforcing its rights hereunder, including but not limited to reasonable attorneys’ fees and costs regardless of whether those costs are expressly permitted by the California Code of Civil Procedure.

7.          Modification, Amendment or Waiver. No supplement, modification, amendment, or waiver of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by all the parties hereto.
8.          Interpretation. The parties acknowledge and represent that all parties have assisted in the preparation of this document and any ambiguities contained herein should not be presumptively construed against any party.
9.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one with the same instrument.
10.        Applicable Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of California, U.S.A. Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in Los Angeles County, California.
11.        Copies or Facsimiles. Copies or Faxed signatures will carry same weight as originals.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

America Great Health

By: _______________________
Print Name: Mike Wang

Health & Beauty Group, Inc.

By:________________________
Print Name: Mike Wang